Exhibit 99.(d)(2)(O)(iii)

SECOND AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This Second Amendment to the American Beacon Funds Investment Advisory Agreement (“Second Amendment”) is effective as of November 3, 2020, by and among American Beacon Funds, a Massachusetts business trust (the “Trust”), American Beacon Advisors, Inc., a Delaware corporation (the “Manager”), and AHL Partners LLP, an England and Wales limited liability partnership (the “Adviser”);

WHEREAS, the Trust, the Manager and the Adviser entered into an Investment Advisory Agreement dated as of April 30, 2015, as amended on November 8, 2018 (the “Agreement”); and

WHEREAS, the parties desire to amend Schedule A of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.        Amendment to Agreement.

Schedule A to the Agreement shall be replaced in its entirety with the attached Schedule A to add the fee schedule for the American Beacon AHL TargetRisk Core Fund.

2.       Miscellaneous.

(a)       Except as expressly amended by this Second Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Man Investments Limited, as managing member of AHL Partners LLP:

By:	/s/ Aurelia Bonfanti	/s/ Choon Tan
	Name: Aurelia Bonfanti	Choon Tan
	Title: Authorised Signatory	Authorised Signatory

American Beacon Advisors, Inc.

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President and Chief Operating Officer
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American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President
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Schedule A

To the

Investment Advisory Agreement

Between

American Beacon Funds

American Beacon Advisors, Inc.

and

AHL Partners LLP

The American Beacon AHL Managed Futures Strategy Fund, the American Beacon TargetRisk Fund, and the American Beacon TargetRisk Core Fund (collectively, the “Funds”), each a series of the American Beacon Funds (the “Trust”) shall pay compensation to AHL Partners LLP (“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc., and the Adviser for rendering investment management services with respect to the Funds for the following fees for assets under Adviser’s management.

American Beacon AHL Managed Futures Strategy Fund:

1.00% per annum

American Beacon AHL TargetRisk Fund:

0.55% per annum on the first $500 million

0.50% per annum on the next $500 million

0.45% per annum on the next $500 million

0.40% per annum thereafter

American Beacon AHL TargetRisk Core Fund:

0.525% of average daily net assets on the first $500 million

0.500% of average daily net asset on the next $500 million

0.450% of average daily net asset on the next $500 million

0.400% of average daily net assets over $1.5 billion

The fees payable hereunder shall be computed based on the average daily net assets of each Fund, including those assets invested by the American Beacon AHL Managed Futures Strategy Fund and the American Beacon AHL TargetRisk Fund in their respective wholly-owned subsidiaries, the American Beacon Cayman Managed Futures Strategy Fund, Ltd. and American Beacon Cayman TargetRisk Company, Ltd.

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

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Dated: as of November 3, 2020

Man Investments Limited, as managing member of AHL Partners LLP:
By:	/s/ Aurelia Bonfanti	/s/ Choon Tan
	Name: Aurelia Bonfanti	Choon Tan
	Title: Authorised Signatory	Authorised Signatory

American Beacon Advisors, Inc.

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President and Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President
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